Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPY ACQUISITION CORP. I

OPY Acquisition Corp. I (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing the first sentence of Section 9.2(a) in its entirety with the following sentence:

“Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”).”

2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the phrase at the beginning of Section 9.2(d) of Article IX “In the event that the Corporation has not completed an initial Business Combination by October 30, 2023 (the “Termination Date” in its entirety and inserting the following in lieu thereof:

“In the event that the Corporation has not completed an initial Business Combination by June 30, 2024 or, if such date is not a date the Delaware Secretary of State is open for filings, the next business day (the “Termination Date”)”

3. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing Section 9.2(e) in its entirety with the following:

“(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

4. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the text of Section 9.2(f) and replacing it with “[Reserved]”

5. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged this 26th day of October, 2023.

OPY ACQUISITION CORP. I

By:	/s/ Jonathan B. Siegel
Name: Jonathan B. Siegel
Title: Chairman and Chief Executive Officer